Exhibit 99.1

Brooke Corporation Declares Quarterly Cash Dividend

OVERLAND PARK, Kan., Jan. 26 /PRNewswire-FirstCall/ -- Robert D. Orr, chairman and chief executive officer of Brooke Corporation (Nasdaq: BXXX) announced today that its board of directors declared a quarterly cash dividend in the amount of 16 cents per share of common stock. Orr reported the dividend will be paid on Feb. 22, 2006, to common shareholders of record as of Feb. 8, 2006, with an ex-dividend date of Feb. 6, 2006.

About our company ... Brooke Corporation is listed on the Nasdaq National Market under the symbol “BXXX”. Brooke Corporation is a holding company with three operating subsidiaries. Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of more than 550 franchise locations. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies and other businesses that sell insurance or financial services, including Brooke franchisees. Brooke Brokerage Corporation is a subsidiary that brokers hard-to-place insurance and brokers loans for general insurance agencies specializing in hard-to-place insurance sales. For more information, go to http://www.brookecorp.com .

Email Distribution ... If you would like to receive electronic press release information then please visit the “Investor Relations” section of Brooke Corporation’s website at http://www.brookecorp.com and subscribe to our “Email Alerts” on-line.

This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainties that all regulatory approvals will be obtained, that all closing conditions will be met, that the closing of the transaction will occur, and that any closing will occur when expected; the uncertainty that the Company’s business plan for the bank will be successfully implemented; the uncertainty as to the effect of the acquisition on the Company’s earnings; the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
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          /CONTACT: Anita Larson of Brooke Corporation, larsa@brookecorp.com , +1-913-661-0123/
          /Web site:  http://www.brookecorp.com /